Exhibit 16.1

Ernst & Young LLP Suite 1000 55 Ivan Allen Jr. Boulevard Atlanta, GA 30308	Tel: +1 404 874 8300 Fax: +1 404 817 5589

February 20, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 20, 2018, of Vaxart, Inc. (formerly Aviragen Therapeutics, Inc.) and are in agreement with the statements contained in the second and fifth paragraph on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,